Exhibit 99.1

CELGENE REPORTS SECOND QUARTER 2019

OPERATING AND FINANCIAL RESULTS

—   Strong total revenue of $4.4 billion, increased 15% Y/Y driven by volume

—   Company raises 2019 total revenue guidance; reaffirms 2020 outlook

—   Fedratinib, ozanimod and luspatercept regulatory filings accepted year-to-date; liso-cel BLA submission on-track for Q4:19

SUMMIT, NJ — (July 30, 2019) — Celgene Corporation (NASDAQ: CELG) reported second quarter 2019 total revenue of $4,400 million, a 15 percent increase compared to $3,814 million in the second quarter of 2018.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,571 million and diluted earnings per share (EPS) of $2.16 for the second quarter of 2019. For the second quarter of 2018, GAAP net income was $1,045 million and diluted EPS was $1.43.

Adjusted net income for the second quarter of 2019 increased 31 percent to $2,079 million compared to $1,585 million in the second quarter of 2018. For the same period, adjusted diluted EPS increased 32 percent to $2.86 from $2.16.

“Outstanding operating performance in the second quarter supports raising our full-year financial guidance,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “In parallel, we achieved multiple regulatory and clinical milestones expected to generate even more business momentum into the close of our transaction with Bristol-Myers Squibb.”

Second Quarter 2019 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2019 compared to the second quarter of 2018. The adjusted operating expense categories presented below exclude share-based employee compensation expense and collaboration-related upfront expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the second quarter were $2,732 million, an increase of 11 percent year-over-year. U.S. sales were $1,810 million and international sales were $922 million, an increase of 14 percent and 6 percent year-over-year, respectively.

REVLIMID® sales growth was driven primarily by the adoption of triplet therapy for myeloma resulting in increases in treatment duration and market share.

•                                          POMALYST®/IMNOVID® sales for the second quarter were $619 million, an increase of 22 percent year-over-year. U.S. sales were $447 million and international sales were $172 million, an increase of 31 percent and 4 percent year-over-year, respectively. POMALYST®/IMNOVID® sales growth was driven primarily by the adoption of triplet therapy for myeloma resulting in increases in treatment duration and market share.

•                                          OTEZLA® sales for the second quarter were $493 million, an increase of 31 percent year-over-year. U.S. sales were $399 million and international sales were $94 million, an increase of 37 percent and 12 percent year-over-year, respectively. OTEZLA® sales growth in the U.S. was driven by increase in demand and customer buying patterns, while international sales were driven by continued expansion in key markets.

•                                          ABRAXANE® sales for the second quarter were $316 million, an increase of 30 percent year-over-year. U.S. sales were $207 million and international sales were $109 million, an increase of 36 percent and 20 percent year-over-year, respectively. ABRAXANE® sales growth was driven primarily by increased demand due to immuno-oncology (IO) combinations in non-small cell lung cancer (NSCLC) and triple-negative breast cancer (TNBC).

•                                          In the second quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $239 million compared to $230 million in the second quarter of 2018.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,100 million for the second quarter of 2019 compared to $1,251 million for the same period in 2018. Adjusted R&D expenses were $935 million for the second quarter of 2019 compared to $948 million for the second quarter of 2018. The decrease was driven by a reduction in expenses related to certain collaboration arrangements and regulatory submission-related work on multiple programs almost fully offset by increased investments in ongoing late-stage pipeline programs. Additional R&D expenses (only included on a GAAP basis) decreased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $793 million for the second quarter of 2019 compared to $790 million for the same period in 2018. Adjusted SG&A expenses were $693 million for the second quarter of 2019 compared to $672 million for the second quarter of 2018. The increase was driven primarily by increased pre-launch marketing related expenses partially offset by a decrease in expense related to technology investments completed in 2018. Additional SG&A expense (only included on a GAAP basis) decreased in 2019, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $2.2 billion in the second quarter of 2019, compared to $1.2 billion for the second quarter of 2018. Celgene ended the quarter with approximately $9.3 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

2019 Total Revenue Guidance Raised; Reaffirming 2020 Outlook*

•                  Full-Year 2019 Total Revenue increase driven by POMALYST® and ABRAXANE® performance

•                  Full-Year 2019 Adjusted Operating Margin and Adjusted Diluted EPS includes potential collaboration-related expenses of approximately $160 million that may be incurred in the second half of 2019

•                  Diluted shares outstanding reflects no planned share repurchases in 2019

	January 2019 Guidance	July 2019 Guidance
Total Revenue	$17.0B - $17.2B	$17.2B - $17.4B
REVLIMID® Net Product Sales	~ $10.8B	Unchanged
POMALYST®/IMNOVID® Net Product Sales	~ $2.4B	~ $2.5B
OTEZLA® Net Product Sales	~ $1.9B	Unchanged
ABRAXANE® Net Product Sales	~ $1.1B	~ $1.2B
GAAP Operating Margin	~ 49.0%	~ 48.0%
Adjusted Operating Margin	~ 57.5%	~ 58.0%
Adjusted Tax Rate	~ 17.0%	~ 16.75%
GAAP Diluted EPS	$8.90 - $9.63	$8.71 - $9.44
Adjusted Diluted EPS	$10.60 - $10.80	$10.65 - $10.85
Weighted average diluted shares	~ 715M	~ 730M

* Company reaffirms 2020 outlook: Total revenue of $19.0-$20.0 billion and adjusted diluted EPS of >$12.50 on a standalone basis. Due to pending Bristol-Myers Squibb transaction, Celgene does not anticipate providing any additional updates on our 2020 outlook going forward.

Portfolio Updates

•                  In July, Celgene announced that the U.S. Food and Drug Administration (FDA) approved OTEZLA® for the treatment of adult patients with oral ulcers associated with Behçet’s Disease. The approval was based on efficacy and safety results from the phase III RELIEF™ trial evaluating OTEZLA® in adult patients with Behçet’s Disease with active oral ulcers who were previously treated with at least one nonbiologic medication and were candidates for systemic therapy.

•                  In June, Celgene announced that the U.S. FDA accepted the New Drug Application (NDA) for ozanimod for the treatment of patients with relapsing forms of multiple sclerosis (RMS) and set a Prescription Drug User Fee Act (PDUFA) date of March 25, 2020. In addition, the European Medicines Agency (EMA) accepted for review the Marketing Authorization Application (MAA) for ozanimod in relapsing-remitting multiple sclerosis (RRMS). A regulatory decision from the EMA is expected in the first half of 2020. Both applications are based primarily on data from the phase III SUNBEAM™ and RADIANCE™ Part B trials evaluating ozanimod in RMS.

•                  In June, Celgene and Acceleron Pharma announced that the U.S. FDA accepted Celgene’s Biologics License Application (BLA) for luspatercept for the treatment of adult patients with very low to intermediate-risk myelodysplastic syndromes (MDS)-associated anemia who have ring sideroblasts and require red blood cell (RBC) transfusions, and for the treatment of adult patients with beta-thalassemia-associated anemia who require RBC transfusions. The FDA granted Priority Review for the evaluation of the beta-thalassemia indication with a PDUFA date of December 4, 2019. The FDA also set a PDUFA date of April 4, 2020 for the MDS indication. In addition, the MAA has been accepted for review by the EMA. The applications are based on data from the pivotal phase III MEDALIST™ and BELIEVE™ trials evaluating luspatercept for the treatment of anemia associated with MDS and beta-thalassemia, respectively.

•                  In June, Celgene submitted a supplemental NDA (sNDA) to the U.S. FDA for an OTEZLA® label update for the treatment of adult patients with moderate to severe plaque psoriasis to include clinical results from the phase III STYLE™ study evaluating patients with plaque psoriasis of the scalp.

•                  At the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting, select data presentations on investigational products included:

•                  First clinical data from the phase I/II trial evaluating CELMoD® agent iberdomide (CC-220) in patients with relapsed and/or refractory multiple myeloma (RRMM); The results included encouraging preliminary safety and efficacy data from the ongoing multicenter, open-label, dose-escalation study. A pivotal trial with iberdomide is being planned;

•                  Updated data, including minimal residual disease (MRD), from the ongoing phase I/II TRANSCEND CLL-004 trial evaluating liso-cel in a heavily pretreated patient population with high-risk chronic lymphocytic leukemia (CLL). In this trial, all patients had been previously treated with ibrutinib, and more than half had received prior venetoclax. The phase II pivotal trial with liso-cel in patients with relapsed and/or refractory CLL is ongoing; and,

•                  Updated analysis of data from the phase II JAKARTA2 trial reporting clinically meaningful response rates with fedratinib in patients with myelofibrosis previously treated with ruxolitinib, which utilized a more stringent definition of patients relapsed, refractory, or intolerant to ruxolitinib. The U.S. FDA granted Priority Review designation for the NDA for fedratinib in patients with myelofibrosis with a PDUFA date of September 3, 2019.

•                  In May, Celgene announced that the U.S. FDA approved REVLIMID® in combination with a rituximab product (R²) for the treatment of adult patients with previously treated follicular lymphoma or marginal zone lymphoma. The approval was based on data from the phase III AUGMENT™ trial.

•                  In May, Celgene announced that the European Commission (EC) approved REVLIMID® in combination with bortezomib and dexamethasone (RVd) in adult patients with previously untreated multiple myeloma who are not eligible for transplant. The approval for the REVLIMID® triplet (RVd) was supported by data from the phase III SWOG S0777 trial. In addition, Celgene announced that the EC approved pomalidomide (POMALYST®/IMNOVID®) in combination with bortezomib and dexamethasone (PVd) in adult patients with multiple myeloma who have received at least one prior treatment regimen including lenalidomide. The approval of the pomalidomide (POMALYST®/IMNOVID®) triplet (PVd) was supported by data from the phase III OPTIMISMM trial. Results from the OPTIMISMM trial were recently published in The Lancet Oncology.

•                  In May, Celgene announced that the U.S. FDA granted Breakthrough Therapy Designation (BTD) for POMALYST® for the treatment of patients with human immunodeficiency virus (HIV)-positive Kaposi’s sarcoma who have previously received systemic chemotherapy, as well as patients with HIV-negative Kaposi’s sarcoma. The BTD was granted by the FDA based on data from a clinical trial performed under a Cooperative Research and Development Agreement (CRADA). Celgene plans to submit an sNDA for POMALYST® in this disease area by the end of 2019.

•                  In May, Celgene and bluebird bio announced that the New England Journal of Medicine (NEJM) published interim results from CRB-401, the ongoing phase I trial evaluating investigational product ide-cel (bb2121) in patients with RRMM. The manuscript, “Anti-BCMA CAR T Cell Therapy bb2121 in Relapsed/Refractory Multiple Myeloma”, published in NEJM includes key safety and efficacy results from the dose escalation and first expansion cohort, including a minimum of six months follow up on all subjects.  The U.S. BLA submission for ide-cel is expected in the first half of 2020.

Transaction Update

On July 29, 2019, Bristol-Myers Squibb Company (NYSE: BMY) announced that the EC has granted unconditional approval of Bristol-Myers Squibb’s pending acquisition of Celgene. In June, Bristol-Myers Squibb announced the planned divestiture of OTEZLA® (apremilast) in light of concerns raised by the U.S. Federal Trade Commission (“FTC”). The divestiture would be conditioned upon the closing of the pending transaction between Bristol-Myers Squibb and Celgene. Subject to the satisfaction of customary closing conditions and receipt of regulatory approvals, Bristol-Myers Squibb and Celgene intend to close the pending transaction at the earliest possible date, which the parties currently expect to be at the end of 2019 or the beginning of 2020.

Second Quarter 2019 Earnings Information

Due to the pending transaction with Bristol-Myers Squibb, Celgene is not hosting a conference call in conjunction with its second-quarter 2019 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this press release to Celgene Investor Relations or Celgene Communications.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of adult patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in adult patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib. REVLIMID® is approved in the U.S. in combination with a rituximab product for the treatment of adult patients with previously treated follicular lymphoma or marginal zone lymphoma. Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated, in combination with dexamethasone, for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy. OTEZLA® is indicated in the U.S. for the treatment of adult patients with oral ulcers associated with Behçet’s Disease.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission, including factors related to the proposed transaction between Bristol-Myers Squibb and Celgene, such as, but not limited to, the risks that:  management’s time and attention is diverted on transaction related issues, including the planned divestiture of OTEZLA®; disruption from the proposed transaction makes it more difficult to maintain business, contractual and operational relationships; legal proceedings are instituted against Bristol-Myers Squibb, Celgene or the combined company; and Bristol-Myers Squibb, Celgene or the combined company is unable to retain key personnel.

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Investors:

908-673-9628

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Media:

908-673-2275

media@celgene.com

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition/Integration and Divestiture Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program as well as integration preparation costs associated with our merger with Bristol-Myers Squibb.

Share-Based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

Long Term Targets

A reconciliation of long-term adjusted financial targets to the most comparable GAAP measures cannot be provided because we are unable to forecast with reasonable certainty many of the items necessary to calculate such comparable GAAP measures, including share-based compensation expense, collaboration-related upfront expense, research and development asset acquisition expense, acquisition-related expenses, fair value adjustments to contingent consideration, the ultimate outcome of legal proceedings and unusual gains and losses, as well as unforeseen events, risks and developments. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling our long-term non-GAAP measures to the most comparable GAAP measures would make the forecasted comparable GAAP measures nearly impossible to predict with reasonable certainty and therefore inherently unreliable.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and six-month periods ended June 30, 2019 and 2018, and for the projected amounts for the twelve-month period ending December 31, 2019.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net product sales	$4,399	$3,808	$8,423	$7,339
Other revenue	1	6	2	13
Total revenue	4,400	3,814	8,425	7,352

Cost of goods sold (excluding amortization of acquired intangible assets)	151	126	291	261
Research and development	1,100	1,251	2,316	3,454
Selling, general and administrative	793	790	1,566	1,654
Amortization of acquired intangible assets	109	127	218	214
Acquisition/integration related charges and restructuring, net	136	34	213	65
Total costs and expenses	2,289	2,328	4,604	5,648

Operating income	2,111	1,486	3,821	1,704

Interest and investment income, net	38	9	72	22
Interest (expense)	(192)	(192)	(384)	(358)
Other (expense) income, net	(136)	4	126	969

Income before income taxes	1,821	1,307	3,635	2,337

Income tax provision	250	262	519	446

Net income	$1,571	$1,045	$3,116	$1,891

Net income per common share:
Basic	$2.22	$1.46	$4.42	$2.58
Diluted	$2.16	$1.43	$4.31	$2.52

Weighted average shares:
Basic	706.7	716.1	704.6	732.1
Diluted	726.7	732.6	723.7	750.6

	June 30,	December 31,
	2019	2018
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$9,323	$6,042
Total assets	39,183	35,480
Long-term debt, including current portion	19,790	20,270
Total stockholders’ equity	10,051	6,161

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2019	2018	2019	2018

Net income - GAAP		$1,571	$1,045	$3,116	$1,891

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	13	9	25	18

Research and development:
Share-based compensation expense	(1)	112	157	238	356
Collaboration-related upfront expense	(2)	53	146	269	391
Research and development asset acquisition expense	(3)	—	—	—	1,125
Adjustment related to clinical trial and development activity wind-down costs	(4)	—	—	—	(60)

Selling, general and administrative:
Share-based compensation expense	(1)	100	118	219	311

Amortization of acquired intangible assets	(5)	109	127	218	214

Acquisition/integration related (gains) charges and restructuring, net:
Change in fair value of contingent consideration and success payments	(6)	(46)	7	(16)	(23)
Juno acquisition related charges	(7)	—	27	—	88
Bristol-Myers Squibb acquisition/integration related charges	(8)	182	—	229	—

Other (expense) income, net:
Change in fair value of equity investments	(9)	147	6	(122)	(953)

Income tax provision:
Estimated tax impact from above adjustments	(10)	(141)	(52)	(226)	(185)
Non-operating tax adjustments	(11)	(21)	(5)	(37)	(16)
Net income - Adjusted		$2,079	$1,585	$3,913	$3,157

Net income per common share - Adjusted
Basic		$2.94	$2.21	$5.55	$4.31
Diluted		$2.86	$2.16	$5.41	$4.21

Explanation of adjustments:

(1)           Exclude share-based compensation expense totaling $225 and $284 for the three-month periods ended June 30, 2019 and 2018, respectively. Exclude share-based compensation expense totaling $482 and $685 for the six-month periods ended June 30, 2019 and 2018, respectively.

(2)           Exclude upfront payment expense for research and development collaboration arrangements.

(3)           Exclude research and development asset acquisition expenses.

(4)           Exclude adjustment of clinical trial and development activity wind-down costs associated with the discontinuance of GED-0301 clinical trials in Crohn’s disease.

(5)           Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).

(6)           Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Celgene Avilomics Research, Inc., Quanticel and Juno (including success payments).

(7)           Exclude acquisition costs related to the Juno acquisition.

(8)           Exclude acquisition and integration preparation costs related to the pending Bristol-Myers Squibb merger.

(9)           Exclude changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

(10)    Exclude the estimated tax impact of the above adjustments.

(11)    Exclude other non-operating tax expense items. The adjustments for the three-month period ended June 30, 2019 are to exclude excess tax benefits recorded in the Income Tax Provision as per ASU 2016-09 (Compensation-Stock Compensation) of $11 and a tax benefit related to our equity investments of $10. The adjustments for the six-month period ended June 30, 2019 are to exclude excess tax benefits recorded in the Income Tax Provision per ASU 2016-09 (Compensation-Stock Compensation) of $27 and a tax benefit related to our equity investments of $10.

The adjustments for the three- and six-month periods ended June 30, 2018 are to exclude excess tax benefits recorded in the Income Tax Provision as per ASU 2016-09 (Compensation-Stock Compensation).

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2019 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$6,361	$6,890

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		40	34

Research and development:
Share-based compensation expense		409	353
Collaboration-related upfront expense		320	320

Selling, general and administrative:
Share-based compensation expense		387	334

Amortization of acquired intangible assets		459	424

Acquisition/integration related charges and restructuring, net:
Change in fair value of contingent consideration and success payments		22	(22)
Bristol-Myers Squibb acquisition/integration related charges		231	231

Other (expense) income, net:
Change in fair value of equity investments		(164)	(164)

Income tax provision:
Estimated tax impact from above adjustments		(253)	(442)
Non-operating tax adjustments		(37)	(37)
Projected net income - Adjusted		$7,775	$7,921

Projected net income per diluted common share - GAAP		$8.71	$9.44

Projected net income per diluted common share - Adjusted		$10.65	$10.85

Projected weighted average diluted shares		730.0	730.0

(1)              Our projected 2019 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release. In addition, our projected 2019 financial measures do not include the effect of costs associated with the Bristol-Myers Squibb and Celgene transaction that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2019	2018	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,810	$1,586	14.1%	14.1%	0.0%
International	922	867	6.3%	10.0%	(3.7)%
Worldwide	2,732	2,453	11.4%	12.7%	(1.3)%

POMALYST®/IMNOVID®
U.S.	447	341	31.1%	31.1%	0.0%
International	172	166	3.6%	7.2%	(3.6)%
Worldwide	619	507	22.1%	23.3%	(1.2)%

OTEZLA®
U.S.	399	291	37.1%	37.1%	0.0%
International	94	84	11.9%	14.9%	(3.0)%
Worldwide	493	375	31.5%	32.2%	(0.7)%

ABRAXANE®
U.S.	207	152	36.2%	36.2%	0.0%
International	109	91	19.8%	22.9%	(3.1)%
Worldwide	316	243	30.0%	31.2%	(1.2)%

IDHIFA®
U.S.	25	16	56.3%	56.3%	0.0%
International	3	1	200.0%	217.7%	(17.7)%
Worldwide	28	17	64.7%	65.9%	(1.2)%

VIDAZA®
U.S.	2	3	(33.3)%	(33.3)%	0.0%
International	162	159	1.9%	5.6%	(3.7)%
Worldwide	164	162	1.2%	4.8%	(3.6)%

azacitidine for injection
U.S.	6	5	20.0%	20.0%	0.0%
International	2	—	N/A	N/A	N/A
Worldwide	8	5	60.0%	60.3%	(0.3)%

THALOMID®
U.S.	16	17	(5.9)%	(5.9)%	0.0%
International	8	11	(27.3)%	(23.3)%	(4.0)%
Worldwide	24	28	(14.3)%	(12.8)%	(1.5)%

ISTODAX®
U.S.	8	14	(42.9)%	(42.9)%	0.0%
International	5	3	66.7%	69.3%	(2.6)%
Worldwide	13	17	(23.5)%	(23.0)%	(0.5)%

All Other
U.S.	—	—	N/A	N/A	N/A
International	2	1	N/A	N/A	N/A
Worldwide	2	1	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,920	2,425	20.4%	20.4%	0.0%
International	1,479	1,383	6.9%	10.5%	(3.6)%
Worldwide	$4,399	$3,808	15.5%	16.8%	(1.3)%

(1)                Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)                Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2019	2018	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$3,496	$3,073	13.8%	13.8%	0.0%
International	1,813	1,614	12.3%	16.4%	(4.1)%
Worldwide	5,309	4,687	13.3%	14.7%	(1.4)%

POMALYST®/IMNOVID®
U.S.	837	641	30.6%	30.6%	0.0%
International	339	319	6.3%	9.6%	(3.3)%
Worldwide	1,176	960	22.5%	23.6%	(1.1)%

OTEZLA®
U.S.	700	567	23.5%	23.5%	0.0%
International	182	161	13.0%	15.2%	(2.2)%
Worldwide	882	728	21.2%	21.7%	(0.5)%

ABRAXANE®
U.S.	403	311	29.6%	29.6%	0.0%
International	199	194	2.6%	5.9%	(3.3)%
Worldwide	602	505	19.2%	20.5%	(1.3)%

IDHIFA®
U.S.	44	30	46.7%	46.7%	0.0%
International	6	1	500.0%	524.3%	(24.3)%
Worldwide	50	31	61.3%	62.4%	(1.1)%

VIDAZA®
U.S.	5	5	0.0%	0.0%	0.0%
International	310	314	(1.3)%	1.8%	(3.1)%
Worldwide	315	319	(1.3)%	1.7%	(3.0)%

azacitidine for injection
U.S.	11	11	0.0%	0.0%	0.0%
International	4	1	300.0%	301.0%	(1.0)%
Worldwide	15	12	25.0%	25.1%	(0.1)%

THALOMID®
U.S.	31	36	(13.9)%	(13.9)%	0.0%
International	17	23	(26.1)%	(22.7)%	(3.4)%
Worldwide	48	59	(18.6)%	(17.3)%	(1.3)%

ISTODAX®
U.S.	14	30	(53.3)%	(53.3)%	0.0%
International	9	6	50.0%	51.6%	(1.6)%
Worldwide	23	36	(36.1)%	(35.8)%	(0.3)%

All Other
U.S.	—	—	N/A	N/A	N/A
International	3	2	N/A	N/A	N/A
Worldwide	3	2	N/A	N/A	N/A

Total Net Product Sales
U.S.	5,541	4,704	17.8%	17.8%	0.0%
International	2,882	2,635	9.4%	13.1%	(3.7)%
Worldwide	$8,423	$7,339	14.8%	16.1%	(1.3)%

(1)                Operational includes the impact from both fluctuations in volume and net selling price changes.

(2)                Currency includes the impact from both fluctuations in foreign exchange rates and hedging activities.